Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Appoints Mark Clouse

as Chief Growth Officer

•	Role Integrates Multiple Growth Drivers to Accelerate Expansion of Global Innovation Platforms, Power Brands and Breakthrough Technologies

•	Company Standardizes Global Operating Model to Rapidly Advance Growth and Margin Agenda

DEERFIELD, III. – July 31, 2014 – Mondelēz International, the global snacking powerhouse whose portfolio includes nine iconic brands that each generate more than $1 billion in revenues, today named Mark Clouse as Chief Growth Officer. In this newly created position, Clouse, 46, will be accountable for all of the key areas of the company’s growth strategy, and will oversee the teams responsible for corporate strategy, global categories, global marketing, global sales, and research, development and quality. This integrated approach will enable the company to more efficiently allocate resources to accelerate expansion of global innovation platforms, Power Brands and breakthrough technologies.

Mondelēz International also announced today that it will transition to a region category-led operating model worldwide starting Jan. 1, 2015. This model has been successful in Europe and North America, and will now be implemented in Latin America, Asia Pacific and EEMEA (Eastern Europe, Middle East and Africa) to drive growth, streamline decision-making and accelerate speed to market.

“The creation of the Chief Growth Officer role ensures that growth remains at the forefront of our company strategy,” said Chairman & CEO Irene Rosenfeld. “It will bring the same focus and discipline to driving sustained, profitable growth that we have brought to improving our cost structure and expanding margins. Mark is the ideal leader for this new position, with proven success across global categories as well as in regional and country operating roles in both emerging and developed markets.”

Clouse has held a variety of senior positions during his 18 years with the company. Since the launch of Mondelēz International in 2012, he has served as President of its North American business and been a key driver of the region’s growth and margin improvement. Prior to the spinoff of the company’s North American grocery operations, Clouse was President of Kraft Foods’ Snacks and Confectionery business in North America. He has also led the company’s Global Category Team for Biscuits as well as its businesses in Brazil and China. Before joining the company, Clouse served in the United States Army for seven years as a pilot and completed his service as a Captain. He is a graduate of the United States Military Academy at West Point with a degree in economics.

Clouse’s appointment as Chief Growth Officer is effective immediately. He will continue to report to Rosenfeld and lead the company’s North American region until his successor is named.

Mary Beth West to Leave Company

The company also announced today that Mary Beth West, EVP and Chief Category and Marketing Officer, will be leaving the company after a transition to pursue other interests.

“With these changes to our organizational structure, one of my dearest colleagues has decided that it’s the right time to begin the next chapter of her career,” Rosenfeld said. “I’ve worked with Mary Beth since the 1980s at General Foods. Her deep commitment to developing people, unwavering passion for our brands and pursuit of breakthrough marketing have been her hallmarks for over 25 years and will be her legacy for many years to come.”

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

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